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                                                      Exhibit 10.35

                                    July 29, 1998



Mr. Steve Fodor, President
Affymetrix, Inc.
3380 Central Expressway
Santa Clara, California 95051


Dear Mr. Fodor:

This letter, with your signature below, will constitute an agreement between Affymetrix, Inc. ("Affymetrix") and Beckman Coulter, Inc. ("BCI") and will govern the order of precedence and effective dates of the following document sets:

I. Consortium Agreement and its Exhibits, including Exhibits thereto (jointly the "Consortium Agreement").

II. Asset Purchase Agreement and its Exhibits, including Exhibits thereto (jointly the "Asset Purchase Agreement").

III.   License Agreement from Affymetrix to BCI (the "License").

       Notwithstanding that each of the foregoing Agreements are signed contemporaneously with this agreement and thus, by their terms and on their face have the same effective date as this agreement, it is our intent that certain of such Agreements not come into full force and effect on the above date and that this agreement decide the precedence and order of such Agreements coming into full force and effect. We have agreed as follows:

1. The Consortium Agreement will come into full force and effect on even date herewith. The parties will promptly and diligently exercise their best efforts, consistent with the limitations of Paragraph 5.3 of the Consortium Agreement, to obtain a non-exclusive license for Affymetrix under the Southern Patents (as such term is defined in such Paragraph) on reasonable terms and conditions. For purposes of this agreement "reasonable terms and conditions" means terms and conditions substantially equivalent


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       to those granted Beckman Instruments in the Isis Agreement (as that term is hereafter defined) and does not include a requirement that Affymetrix grant a license under its intellectual property to Oxford Gene
       Technology ("OGT"). If OGT grants the requested license under reasonable terms and conditions within the time specified in such Paragraph 5.3 then the parties shall thereupon terminate the Asset Purchase Agreement and the License Agreement and their relationship shall be bound and determined solely by the Consortium Agreement. BCI shall refund to Affymetrix $900,000 of the $5,900,000 payment made by Affymetrix under the Asset Purchase Agreement. If OGT refuses to grant the requested license under reasonable terms and conditions within the time specified in such Paragraph 5.3 or any extension thereof agreed by Affymetrix and BCI then the parties shall, subject to the next sentence hereof, thereupon, terminate the Consortium Agreement.

2. The Asset Purchase Agreement will come into full force and effect upon the termination of the Consortium Agreement in accordance with Paragraph 1.

3. BCI represents that as of the day prior to this agreement to its Knowledge (as that term is defined in the Asset Purchase Agreement) the Isis Agreement is in full force and effect and to its Knowledge that the Acquired Assets (as that term is defined in the Asset Purchase Agreement) includes all of BCI's assets relating to the business in products licensed under the Isis agreement. For the avoidance of doubt, the parties agree that U.S. Patent No. 5,653,939 and its U.S. and foreign counterparts is not related to the business in products licensed under the Isis Agreement and is not an Acquired Asset. If, for any reason, the LLC established by the Asset Purchase Agreement is deemed not to be an Affiliate of Affymetrix, as that term is defined in the Patent License between Isis Innovation Limited and Beckman Instruments, Inc. revised on April 17, 1996 (the "Isis Agreement"), and thus not entitled to access to and use of the Southern Patents, then the License Agreement shall come into full force and effect. It is expressly understood and agreed that if for any reason Affymetrix shall be deemed not to be the assignee of the Isis Agreement under the Asset Purchase Agreement that Affymetrix shall have no right of action or recourse against BCI for breach of contract or breach of warranty or failure of consideration or tort or under any other legal or equitable theory and no right to terminate or rescind or reform the Asset Purchase Agreement nor to direct, indirect, special or consequential damages of any kind or nature nor shall Affymetrix be entitled to demand or receive return of the consideration paid by Affymetrix to BCI under either the Asset Purchase Agreement or the License Agreement; provided that if the foregoing representations are knowingly false Affymetrix may demand and receive return of all compensation paid to BCI under the Asset Purchase Agreement. Affymetrix recognizes and accepts

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       that it enters the Asset Purchase Agreement and Affymetrix side letter of July 31, 1998 and the License Agreement entirely at its own risk.





       This agreement contains the full understanding of the parties relative to it subject matter and fully supersedes any and all prior understanding or agreement, whether oral or in writing pertaining to such subject matter. This agreement may only be modified in a writing signed by both of the parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal representatives, successors and assigns of the parties.

       This agreement, including its existence, validity, construction and operating effect and the rights of each of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

       If the foregoing properly sets forth our agreement and intent, please sign both copies in the space indicated below and return one copy to me; the second copy is for your files.



                                   Very truly yours,

                                   Beckman Coulter, Inc.


                                   by:    /s/ John Warcham
                                     -------------------------------
                                   title: Chief Executive Officer
                                        ----------------------------

Understood and Accepted:

Affymetrix, Inc.


by: /s/ Stephen P.A. Fodor
  -------------------------------------------
title:  President and Chief Executive Officer
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